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EXHIBIT 10.1



TABLE OF CONTENTS

1    INTRODUCTION                                                3

   1.1  MANAGER'S SUMMARY                                        3
   1.2  ABOUT TOURNET SYSTEMS, INC.                              3
   1.3  PROJECT SCOPE                                            4

2    SYSTEM OVERVIEW                                             5

   2.1  INTRODUCTION                                             5
   2.2  PHASES                                                   5
   2.3  SYSTEM HIGHLIGHTS                                        6

3    HIGH LEVEL ARCHITECTURE                                     8

4    CONSUMER ARCHITECTURE                                       9

AGENT ARCHITECTURE                                               10

6    SYSTEM COST AND OPTIONS                                     11

   6.1  THE TRAVEL PORTAL LICENSE                                11
   6.2  SITE HOSTING AND PRODUCT DEVELOPMENT                     11
   6.3  COST OF TRAINING                                         11

7    IMPLEMENTATION AND INSTALLATION                             12

   7.1  WORK EFFORTS                                             12
   7.2  PROJECT SCHEDULE                                         13

8    TRAINING AND SUPPORT                                        14

9    PAYMENT SCHEDULE                                            15



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1   INTRODUCTION

1.1     MANAGER'S SUMMARY

This proposal offers High-Tech Travel Service the state of the art in travel reservations, an integrated intranet, internet and extranet to run a travel wholesale operation with transparent interface to all 4 major reservation systems (Sabre, Apollo, Worldspan, and Amadeus).

Tournet's iRES System is a mature and proven software that not only automates all aspects of a travel wholesale operation, from reservations, operations to marketing and accounting. It works for outbound, inbound, and all travel applications for any number of users.

It has been re-written in a 3-tier architecture for Windows 2000 using MS-SQL 7 and Visual Studio, and it is 100% browser driven. It has an innovative spreasheet-like data entry scheme and a data-driven rate validation system to handle complex hotel and airline contracts quickly and efficiently and to provide on-the-fly tour packaging and pricing at the point of sale.

 This leading edge design has made our Tour Reservations Software the centerpiece of our proposed standard for a Central Reservations System, CRS, for holiday bookings on the Internet: a true Leisure Reservation System that is comprehensive and available to agents, suppliers and wholesalers as well as to the public and even to travel portals.

This proposal provides High-Tech Travel with a complete automation solution, including 15 months of maintenance and support, iRES as the internal ResSystem, TravelSite for the travel agents and their customers, and consumerSite for the direct sales. Once completed, will be closely integrated with the major online reservation systems for a tour wholesale and air consolidation operations with widely dispersed offices.

Tournet also brings relief to the travel industry, pretty soon you'll find use for the efficiency of a graphical interface based point of sale system, and for modern and versatile tour packaging techniques and innovative report generation that places automation in your hands, no more total dependency on the system developers. You could reduce the time to make a sale and data entry by 90 percent not to mention data maintenance.

Tournet is out there moving thousands of passengers; companies have grown with it. This proposal shows what we can do for you and how we have made it simple and risk-free for your company to benefit from over 17 years of development to get the competitive edge needed on today's sophisticated travel marketplace.

1.2     ABOUT TOURNET SYSTEMS, INC.

Tournet has been developing an infrastructure for a Travel Automation Network since 1983 and thus established the architecture for a ground-breaking e-network for the promotion, distribution, sales and operations of leisure travel products. Adopting to the new e-commerce environment, today's Tournet embraces the internet as the new business medium. Powered by leading edge database and graphical user interface (GUI) technology, Microsoft's SQL 7 and Visual Studio we have rebuilt Tournet as a browser driven Travel Reservation System. This is a state-of-the-art, comprehensive Reservation System for travel wholesalers irrespective of their specialization, be it inbound, outbound, consolidation, cruise, ground or groups. A system sophisticated enough to generate on-the-fly tour packaging required for effective internet leisure sales.

Provided the proper structure and business platform, the opportunities for this system is bountiful. Tournet is the logical automation choice for today's travel groups and consortiums. It boasts the sophistication to power leading travel portals and become a CRS service and travelSite for hundreds of smaller travel packagers, wholesalers, agencies and suppliers worldwide. Market conditions are ripe with major travel distributors of all kinds seeking technologies to drive sales in the new e-era. No competing product has been designed with the clear objective of becoming the booking engine for the growing demand for flexible vacation packaging on the internet. As will be discussed below, we believe that Tournet's technical advantage is estimated to be two years ahead of any potential competitor.

1.3     PROJECT SCOPE

To build a web-based travel reservation system for consumers and agents. It will provide Air, Hotel, Car Rental and Vacation/Tour bookings. The consumer can book directly or request one of the agents to book for them. Any booking done by the agents will be done through this proposed system. The system will provide real-time online booking in a quick and efficient manner.


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2   SYSTEM OVERVIEW

2.1     INTRODUCTION

The system will have two basic types of users and therefore have two travel web portals, the consumer and the travel agent as follows:

     o CONSUMER - this person wants to either make a reservation (tickets, hotel, car, or vacation package) on-line real-time or be able to request it. The request (via e-mail or FAX) goes to one of our member agents. The system will be as quick and as user friendly as possible.

     o TRAVEL AGENCY AGENT/INDEPENDENT AGENT - this is the person who will make reservations for the consumers (business or personal). Their interface will be very fast and to the point. These agents know the system and need to make the reservations fast. Commissions are also calculated, stored and reported.

2.2     PHASES

2.2.1    PHASE I

CONSUMER FUNCTIONS

The consumer's site will be slightly different from that of the Agents. It will be more user friendly, and have the ability to "walk them through" the site. The existing www.extus.com will be used as a basis of the new system. From a functional view, the following will need to be addressed on the consumer site:

     o TICKETING (AIR) - this will be basically the same as other major travel sites on the web today.
     o EXPRESS AIR RESERVATIONS - Ability to do a quick lookup from the main page.
     o HOTEL BOOKING - based on a profile or nearest X-star hotel to the destination airport.
     o CAN RENTAL BOOKING - based on a profile or cheapest rate at the destination airport.
     o   VACATION BOOKING - based on available CRS packages.
     o MEMBER PROFILE MAINTENANCE - all the information about the consumer, preferences, mileage programs, address and billing info.
     o SAVE TRIPS/PLANS FOR LATER UPDATES - this would provide people a way to save issued and non-issued vacation/ticket reservations. The issued reservations could be modified, while the non-issued ones can be held and be updateable while they decide.
     o MULTI-LANGUAGE SUPPORT - ability to build different sites with current software.

TRAVEL AGENCY/INDEPENDENT AGENT FUNCTIONS

The Agent on the other hand needs their version of the site to be quick and to the point. We might consider using the same GUI and methods such as existing CRS systems. The lists of functions we'll need to provide to the Agents are:

     o TICKETING (AIR) - via a CRS, in a display format that is similar to the interface they currently use.
     o VACATION BOOKING - most likely they will be able to use on-line (or paper) brochures along with our on-line pricing guides and make the reservation through our CRS interface.
     o HOTEL BOOKING - based on a profile or nearest x-star hotel to the destination airport.
     o CAN RENTAL BOOKING - based on a profile or cheapest fare at the destination airport.
     o   VACATION BOOKING - based on available CRS packages.
     o HOLD TRIP INFORMATION ON THE SYSTEM - the Agent can enter information into a "reservation" record as it become available. This will help in collecting the consumer information (the form data will be imported into this record), not only for the reservation but also for agent "client management lists". We will keep the data on our system only, not locally (don't want to give this to the agent).

2.2.2    PHASE II

In this phase we will capture the vacation/tour booking and "nice to have" items for both the consumer and agent as follows:
     o VACATION BOOKING - we will have many different vacation tours (up to 10 for Phase II), that a consumer can peruse and book via the site. They will also be able to request a vacation from one of the member agents by simply filling out a form on-line. They will be asked questions relating to who, when, and where they will be going. This will be similar to what they would have done had they gone to a local travel agent.
     o ALLOW TOUR BOOKINGS - be able to update our databases with the tour operators pricing and content.
     o   WEATHER REPORTS -A link.
     o   AIRPORT LAYOUTS - for connecting flights.
     o   DESTINATION CITY INFO - A link.
     o   TRAVEL TIPS/SECURITY BULLETINS/ETC.- a link.
     o   NEWSLETTER - various types based on profile
     o BIOMETRICS (FINGERPRINTING) - used by the agents to log into the system.
     o CHEAPEST FARES - The system will have the capability of determining which CRS to use based on which has the cheapest fares.
     o ROUND-ROBIN - the system will "round-robin" the requests such that all agents get their chance at potential clients.
     o AGENT CALL - Allow the consumer to call the agent directly with a tracking "ticket number"


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2.3     SYSTEM HIGHLIGHTS

     o   Hours of operation will be 7x24.
     o There will be a customer call center for agent and consumer support calls. (HTT responsibility)
     o Application will be hosted by Tournet systems, Inc. in our NYC hosting center.
     o Login control for agent - they will use the same information as the consumer, but in a different format.
     o Consumer sign-in ONLY when requested - allow flight info and pricing before sign-in.
     o Get the cheapest fare possible by allowing to & from dates for departure/return and possible multiple legs.
     o Allow search & book functions - air, hotel, car rental and vacation packages
     o Allow consumer to request a vacation by filling out an on-line form. The information on the form will be sent via e-mail to the next available (round-robin) agent.
     o Independents will be able to get full commission; agents of a travel agency will get partial (this is actually per their agreement with their agency).
     o   Have a fully functional commission reporting system
     o Perform all back-end functions such as reporting, database connectivity and profile maintenance. o Have calendars available with holidays noted



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3   HIGH LEVEL ARCHITECTURE


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                   FIGURE 1 - RESERVATION NETWORK ARCHITECTURE




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4   CONSUMER ARCHITECTURE


                               [GRAPHIC OMITTED]






              Figure 2 - Consumer Information Navigation (approx.)




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     5  AGENT ARCHITECTURE





                                [GRAPHIC OMITTED]


            Figure 3 - Travel Agent Information Navigation (approx.)








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6   SYSTEM COST AND OPTIONS

6.1     THE TRAVEL PORTAL LICENSE

Single Web Server, Single SQL server license. It includes 5 user licenses for Intranet use. It includes private labeling (via hyperlinks) for integration with other consumer sites.

RESTRICTIONS: CAN NOT HOST OTHER COMPANY'S INTERNAL OPERATION OR SITE BUT SUPPLIERS CAN LOAD THE PRODUCT ON-LINE FOR EXCLUSIVE USE OF THE HIGH TECH TRAVEL CUSTOMERS.

6.2     SITE HOSTING AND PRODUCT DEVELOPMENT

Including HTML development and promotional pages, bandwidth as demanded starting with a T1 (exclusive to the site), interface to CRS/CRM systems, interface to other suppliers proprietary systems, software development as needed for the site to accommodate to business demands for functionality and reporting.

24/7 support for the site as well as site duplication (one in NY or in Seattle)

It requires one-year contract as described in the Payment Schedule Section. A future upgrade for multi-web server portal is $ 150,000 per server

After the first year a new contract should be negotiated and a partnership between the two companies should be considered. But system maintenance is available for 20% of Portal licenses used.

6.3     COST OF TRAINING

We require one person to be trained as the System Manager, and we suggest that this person should take at least a 25 hr. free initial training

     1.  Free question & answer sessions by email on our support network.
     2.  Additional training via computer conferencing to be scheduled as needed

These are just our guidelines. Special training session can be arranged to meet your specific needs.



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7   IMPLEMENTATION AND INSTALLATION

     o The system will be implemented (your product will be entered), installed, and all output forms customized as per the project schedule.
     o The system will be programmed to work to your specifications as determined by a system implementation meeting the first day of the starting date.
     o   Your product will be analyzed and data entry started.
     o   System accounts and user rights will be initialized.
     o   All forms and reports will be layout and programmed.
     o   System Manager training is started.
     o   The system will be installed and tested on the Tournet hosted Network.

7.1     WORK EFFORTS

The project can be broken down into the following work efforts:

>>   Creation of consumer site (using existing www.Extus.com):
     o   Programming and integration of Express air booking
     o   Programming and integration of initial tours companies
     o Programming and integration of all 4 CRS reservation systems. This includes the ability to make air, hotel, car and vacations. Air will be through a consolidator rather than a CRS.
     o Programming and integration of consumer profile management o Programming and integration of consumer trip management
     o   Programming and integration of the described features and functions
     o Design, architecture, graphics, and information architecture of website.

>> Creation of travel agents site:
     o   Programming and integration of initial tours companies
     o Programming and integration of all 4 CRS reservation systems. This includes the ability to make air, hotel, car and vacations. Air will be through a consolidator rather than a CRS.
     o   Programming and integration of agent trip management
     o   Programming and integration of the described features and functions
     o Design, architecture, graphics, and information architecture of website.

>>   Creation of back-end processes:
     o   Programming and integration of Customer Relation applications
     o   Programming and integration of billing and commission systems

>>   Creation of hosting environment:
     o Setting up web servers - including purchasing hardware & software, setting up firewalls, webserver s/w (IIS), fine tuning operating environments, redundancy planning and implementation etc.
     o   Loading production software, setting up URLs, Domain Name Servers etc.
     o   QA time

7.2     PROJECT SCHEDULE

The following is a schedule of deliverables broken down by week for the major work indicated in this document. There are:
     o Programming and installing and turning on each Central reservation systems (CRS), with Sabre being the first.
     o Integrating the existing High-Tech Travel Service's site (Extus.com) with the Tournet application.
     o   Installation and setup o Misc.

PROJECT SCHEDULE
     Description                                                     Start Date
--------------------------------------------------------------------------------

     o   Hosting service installation setup & connected to the Internet 1st week
     o   Integration with Extus.com2nd week
     o   Integration with Sabre 2nd week
     o Integration with another CRS (multiplied by 3) 1 month after API is delivered
     o   Training 5 th week

Installation time for all four CRSs might go beyond the initial 12 months due to the time it might take. It's also possible that any or all CRSs won't install their service until High-Tech Travel Service has an operational office.
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8   TRAINING AND SUPPORT

Training would take place during the week of implementation and installation and continue the following week as needed. The following items will be covered and/or provided:

     o   25 hours of training for 2 people,
     o   Full system documentation,
     o Unlimited e-mail support after training unless the application is aborting or not otherwise working in which case phone support will be unlimited 24x7,
     o   On-line conferencing by special arrangement if necessary,
     o   All system upgrades are free,
     o   System revisions outside of this proposal are 50% off "listed" price,
     o Additional application help can be contracted at a negotiated hourly rate not to exceed $65/hr.




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9   PAYMENT SCHEDULE

The following items will be delivered as per the specifications and scheduled outlined in this document for the payment specified:

     o Site hosting including all necessary server licenses to support two servers and a minimum of 5 concurrent CRM users*. The first hosted server will support the SQL server database and the other the web server. Note: System will support approximately 500 web users per web server. Additional web servers will require an upgrade to a multi-webserver portal (additional servers).
     o Site Hosting including any load balancing and redundancy servers, security (firewalls), and separate Internet Service Providers that will be necessary to provide a 24x7 secure environment.
     o Remote access for a five member CRM team*. This also includes access to the development environment for authorized users.
     o   System and site development and delivery schedule as per this document.
     o   Unlimited 24x7 phone support of live system
     o   25 hrs up-front training for 2 people
     o   Full system documentation

Tournet warrants and represents that all materials and programs delivered by Tournet pursuant to this Agreement are and will be owned and controlled by Tournet and do not and will not infringe the copyrights, trademarks, service marks or any other personal or proprietary right of any third party. Tournet will hold High-Tech harmless and indemnify High-Tech from and against any loss, claim, liability, damage, action or cause of action (including, without limitation, reasonable attorneys' fees) brought against High-Tech by a third party and arising from or related to any alleged act or omission which, if the allegation were true, would be a breach by Tournet of this Agreement, provided that the High-Tech cooperates as set forth in the next paragraph of this agreement.

High-Tech Travel Service has the right to refuse to renew this agreement if the program isn't reasonably satisfactory and ask for the initial payment to be refunded.





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SCHEDULE OF PAYMENTS

Initial payment when project is started                               $ 100,000.

Monthly installments for the first 12 months.  These monies
include all application upgrades necessary to complete the
system as defined in this document.                                   $  40,000.
Monthly maintenance fee after the initial 12 months
(20% of the $165,000 license fee).                                    $   2,750.
Estimated monthly hosting costs after the initial 12 months           $  10,000.




Agreed upon and signed by:






/s/ Luis Macias           8/24/00            /s/ Ben Callari          8/24/00
--------------------------------------       -----------------------------------
Luis Macias               Date               Ben Callari              Date

Tournet Systems, Inc.                        High Tech Travel Services, Inc.